EXHIBIT 10.1

CHENIERE ENERGY, INC.

2011 INCENTIVE PLAN

TABLE OF CONTENTS

1	ESTABLISHMENT OF PLAN		1

2	PURPOSES		1

3	DEFINITIONS		1
	(a)	“Addendum”	1
	(b)	“Affiliate”	1
	(c)	“Award”	1
	(d)	“Board”	1
	(e)	“Bonus Stock Award”	1
	(f)	“Cash Award”	1
	(g)	“Cause”	1
	(h)	“Change of Control”	1
	(i)	“Chief Executive Officer”	1
	(j)	“Code”	1
	(k)	“Committee”	1
	(l)	“Common Stock”	1
	(m)	“Company”	1
	(n)	“Consultant”	1
	(o)	“Continuous Service”	1
	(p)	“Covered Employee”	1
	(q)	“Director”	1
	(r)	“Disability”	1
	(s)	“Effective Date”	1
	(t)	“Employee”	1
	(u)	“Executive Officer”	1
	(v)	“Exchange Act”	1
	(w)	“Fair Market Value”	1
	(x)	“Incentive Stock Option”	1
	(y)	“Non-Employee Director”	1
	(z)	“Non-Qualified Stock Option”	1
	(aa)	“Option”	1
	(bb)	“Option Agreement”	1
	(cc)	“Optionee”	1
	(dd)	“Other Stock or Performance-Based Award”	1
	(ee)	“Outside Director”	1
	(ff)	“Participant”	1
	(gg)	“Performance Award”	1
	(hh)	“Performance-Based Compensation”	1
	(ii)	“Performance Goal”	1
	(jj)	“Performance Period”	1
	(kk)	“Phantom Stock Agreement”	1
	(ll)	“Phantom Stock Award”	1
	(mm)	“Plan”	1
	(nn)	“Regulation S‑K”	1

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CHENIERE ENERGY, INC.
2011 INCENTIVE PLAN

1.    ESTABLISHMENT OF PLAN. Cheniere Energy, Inc. establishes the “Cheniere Energy, Inc. 2011 Incentive Plan” effective as of the Effective Date. Awards granted under the Plan shall be subject to the terms and conditions of the Plan as set forth herein, as it may be amended from time to time.

2.    PURPOSES. The purposes of the Plan are (i) to offer selected Employees, including Executive Officers, Consultants and Non-Employee Directors of the Company or its Affiliates an opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to provide performance-related incentives to certain of such Employees and Consultants to achieve established Performance Goals, and (iv) to promote the growth and success of the Company's business by aligning the financial interests of Employees, Consultants and Non-Employee Directors with that of the stockholders of the Company. Toward these objectives, this Plan provides for the grant of performance and non-performance-based equity Awards and performance-based Cash Awards.

3.    DEFINITIONS. As used herein, unless the context requires otherwise, the following terms have the meanings indicated below.
(a)“Addendum”.means an addendum to the Plan approved by the Compensation Committee, as constituted from time to time, of the Board containing terms, conditions and limitations applicable to certain Awards to Employees and other individuals described in the addendum who, in each case, are residents of a country other than the United States to which such addendum relates. An Award to an individual under an Addendum shall be made pursuant to, and subject to the terms and conditions of, the Plan, as modified by the terms of the Addendum.
(b)“Affiliate”.means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, however, with respect to Awards of Options and Stock Appreciation Rights that are intended to be excluded from the application of Section 409A of the Code, the term affiliate will be applied in a manner to ensure that the Common Stock covered by such Awards would be “service recipient stock” with respect to the Participants to whom the Awards are granted; and provided further, however, with respect to Awards of Options that are intended to be Incentive Stock Options, Affiliate means an entity described in clauses (ii) and (iii) of this Section 3(b) and any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted.
(c)“Award”.means any right granted under the Plan (or under the Plan as modified by an Addendum), including an Option, a Restricted Stock Award, a Stock Appreciation Right, Bonus Stock, a Cash Award, a Performance Award, a Phantom Stock Award, and an Other Stock or Performance-Based Award, whether granted singly or in combination, to a Participant pursuant to the terms, conditions and limitations that the Committees may establish in order to fulfill the objectives of the Plan. An Award may be granted under the Plan pursuant to a written Award agreement between the Company and a Participant, a written Award notice provided to the Participant of the Award, or a written program adopted by the Company or the Committee establishing Awards under the Plan. Notwithstanding any other provision of the Plan relating to Award agreements, an Award of an Option or a Restricted Stock Award and related documents, including the Plan and any prospectus for the Plan, may be delivered to a Participant in electronic format pursuant to such policies and procedures as adopted from time to time by the Company. If an Award or related documents are delivered in an electronic format and the Participant consents to participate in the electronic Award procedures established by the Company with respect to the Plan by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant's electronic signature and acceptance of the terms and conditions of the Award.
(d)“Board”.means the Board of Directors of the Company.
(e)“Bonus Stock Award”.means an Award grant under Section 9 of the Plan.
(f)“Cash Award”.means an Award granted pursuant to Section 13 of the Plan.
(g)“Cause”.means:
(i)in the case of a Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate;
(ii)in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of a written employment agreement between such Participant and the Company or Affiliate, which employment agreement includes a definition of “Cause,” the term “Cause” as used in the Plan or any agreement establishing an Award shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and
(iii)in all other cases,
(A)the willful commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate; or
(B)the commission by a Participant of an act of fraud in the performance of such Participant's duties on behalf of the Company or an Affiliate; or
(C)the willful violation by the Participant of the Code of Business Conduct and Ethics Policy; or
(D) the continuing and repeated failure of a Participant to perform the duties of such Participant to the Company or an Affiliate, including by reason of the Participant's habitual absenteeism (other than such failure resulting from the Participant's incapacity due to physical or mental illness).
For purposes of the Plan, no act, or failure to act, on the Participant's part shall be considered “willful” or “intentional” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company or an Affiliate, as the case may be. The determination of whether Cause exists with respect to an Executive Officer shall be made by the Board in its sole discretion and with respect to all other Participants, the existence of Cause shall be determined by the Company's Vice President of Human Resources in his or her sole discretion in consultation with the Company's General Counsel.
(h) “Change of Control”.means the occurrence during the term hereof of any of the following events:
(i)any “person” (as defined in Section 3(a)(9) of the Exchange Act and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;
(ii)the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;
(iii)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or
(iv)the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquirer, of such assets.
(i)“Chief Executive Officer”.means the individual serving at any relevant time as the chief executive officer of the Company.
(j)“Code”.means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.
(k)“Committee”.means the Compensation Committee, as constituted from time to time, of the Board that is appointed by the Board to administer the Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Committee” for purposes of the Plan shall mean the Board; provided, however, that as necessary in each case to satisfy the requirements of Sections 162(m) of the Code and Rule 16b-3 with respect to Awards granted under the Plan, while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Notwithstanding the foregoing provisions, (i) the Board may delegate to a committee of one or more members of the Board who are not Outside Directors or Non-Employee Directors (the “Equity Grant Committee”) the authority to grant equity-based awards, including Options and Restricted Stock Awards, subject to the terms of the Plan, including specifically the limitations contained in Section 6 and any additional limitations as may be contained in resolutions adopted by the Board from time to time, to selected Employees and Consultants who are not then (A) Executive Officers, (B) Non-Employee Directors or (C) persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and (ii) the Board or the Compensation Committee of the Board may delegate to one or more Executive Officers of the Company (the “Option Grant Committee”) the authority to grant Options, subject to the terms of the Plan, including specifically the limitations contained in Section 6 and any additional limitations as may be contained in resolutions adopted by the Board or the Compensation Committee from time to time, to Employees (other than Employees who are Executive Officers or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code) and Consultants. When used in the Plan, except as provided otherwise in Section 12, the term “Committees” shall refer to the Committee, the Equity Grant Committee and the Option Grant Committee, each acting within the scope of its authority under the Plan with respect to the matter covered by the particular reference.
(l)“Common Stock”.means the common stock of the Company, $.003 par value per share or the common stock that the Company may in the future be authorized to issue.
(m)“Company”.means Cheniere Energy, Inc., a Delaware corporation, and any successor corporation.
(n)“Consultant”.means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.
(o)“Continuous Service”.means the provision of services to the Company or an Affiliate, or any successor, as an Employee, Director or Consultant which is not interrupted or terminated. Except as otherwise provided in a particular Award agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate, or any successor, as an Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of each Incentive Stock Option, if such leave exceeds ninety (90) days, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90)-day period.
(p)“Covered Employee”.means the Chief Executive Officer and each other officer of the Company who is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to Awards, including, if applicable, by reason of formal interpretations issued by the Internal Revenue Service.
(q)“Director”.means a member of the Board or the board of directors of an Affiliate.
(r)“Disability”.means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person or, if such a plan does not exist at any relevant time, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Option Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(s)“Effective Date”.means _______________, 2011, the date the Plan was approved by the Company's stockholders at the Company's 2011 annual meeting of stockholders.
(t)“Employee”.means any person, including an Executive Officer or Director, who is employed by the Company or an Affiliate. The payment of compensation by the Company or an Affiliate to a Director or Consultant solely with respect to such individual rendering services in the capacity of a Director or

Consultant, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.
(u)“Executive Officer”.means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).
(v)“Exchange Act”.means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.
(w)“Fair Market Value”.means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock has an established market by virtue of being listed or quoted on any registered stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid price, if applicable) on such exchange (or, if the Common Stock is listed or traded on more than one registered exchange, on the exchange with the greatest volume of trading in the Common Stock) on the day of determination (or if no such price is reported on that day, on the last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable.
(ii)In the absence of any listing or quotation of the Common Stock on any such registered exchange, the Fair Market Value shall be determined in good faith by the Committee.
(x) “Incentive Stock Option”.means any Option that satisfies the requirements of Section 422 of the Code and is granted pursuant to Section 8 of the Plan.
(y)“Non-Employee Director”.means a Director of the Company who either (i) is not an Employee or Officer, does not receive compensation (directly or indirectly) from the Company or an Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S‑K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S‑K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S‑K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(z)“Non-Qualified Stock Option”.means an Option granted under 8 of the Plan that is not intended to be an Incentive Stock Option.
(aa) “Option”.means an Award granted pursuant to Section 8 of the Plan to purchase a specified number of shares of Common Stock during the Option period for a specified exercise price, whether granted as an Incentive Stock Option or as a Non-Qualified Stock Option.
(ab)“Option Agreement”.means the written agreement or notice evidencing the grant of an Option executed by the Company and the Optionee or issued by the Company and accepted by the Optionee, including any amendments thereto. Each Option Agreement shall be subject to the terms and conditions of the Plan. If an Option Agreement or related document is delivered to a Participant by electronic means, and the Participant consents to participate in the electronic Award procedures adopted by the Company by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant's electronic signature and acceptance of the terms and conditions of the Award.
(ac)“Optionee”.means a Participant to whom an Option has been granted under the Plan.
(ad)“Other Stock or Performance-Based Award”.means an award granted pursuant to Section 14 the Plan that is not otherwise specifically provided for in the Plan, the value of which is based in whole or in part upon the value of a share of Common Stock.
(ae)“Outside Director”.means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or an “affiliated corporation” at any time and is not currently receiving (within the meaning of the regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(af)“Participant”.means any Employee, Non-Employee Director, or Consultant to whom an Award has been granted under the Plan.
(ag)“Performance Award”.means an Award granted pursuant to Section 13 of the Plan to a Participant that is subject to the attainment of one or more Performance Goals.
(ah)“Performance-Based Compensation”.means “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
(ai)“Performance Goal”.means a standard established by the Committee based on one or more business criteria described in Section 13 to determine in whole or in part whether a Performance Award shall be earned.
(aj)“Performance Period”.shall mean that period established by the Committee at the time any Performance Award is granted or, except in the case of any grant to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
(ak)“Phantom Stock Agreement”.means the written agreement evidencing a Phantom Stock Award. Each Phantom Stock Agreement shall be subject to the terms and conditions of the Plan.
(al)“Phantom Stock Award”.means an Award granted pursuant to Section 11 of the Plan.
(am)“Plan”.means this Cheniere Energy, Inc. 2011 Incentive Plan, as set forth herein and as it may be amended from time to time.
(an)“Regulation S‑K”.means Regulation S‑K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S‑K. Reference in the Plan to any item of Regulation S‑K shall be deemed to include any amendments or successor provisions to such item.
(ao)“Restricted Period”.means the period established by the Committee with respect to an Award during which the Award is subject to forfeiture or is not exercisable by the Participant and with respect to a Restricted Stock Award, the period during which the Forfeiture Restrictions as described in Section 12(a) apply to the Award.
(ap)“Restricted Stock Agreement”.means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Participant or issued by the Company and accepted by the Participant, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan. If a Restricted Stock Agreement or related document is delivered to a Participant by electronic means, and the Participant consents to participate in the electronic Award procedures adopted by the Company by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant's electronic signature and acceptance of the terms and conditions of the Award.
(aq)“Restricted Stock Award”.means an Award granted under Section 12 of the Plan of shares of Common Stock issued to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions, as are established by the Committee.

(ar)“Rule 16b-3”.means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.
(as)“Section”.means a section of the Plan unless otherwise stated or the context otherwise requires.
(at)“Securities Act”.means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.
(au)“Stock Appreciation Rights”.means an Award granted under Section 10 of the Plan.
(av)“Stock Appreciation Rights Agreement”.means a written agreement with a Participant with respect to an Award of Stock Appreciation Rights.
(aw)“Ten Percent Stockholder”.means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

4.    INCENTIVE AWARDS AVAILABLE UNDER THE PLAN. Awards granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Restricted Stock Awards; (d) Stock Appreciation Rights; (e) Bonus Stock, (f) Cash Awards; (g) Performance Awards; (h) Phantom Stock Awards; and (i) Other Stock or Performance-Based Awards.

5.    SHARES SUBJECT TO PLAN. Subject to adjustment pursuant to Section 15(a) hereof, the aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 10,000,000 (the “Share Pool Limit”). At all times during the term of the Plan, the Company shall allocate and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. Except as provided in Section 8(i) with respect to certain assumed or substituted options resulting from a merger transaction, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock issued in connection with the exercise or settlement of an Award or used to determine the amount of cash paid in connection with the exercise of Stock Appreciation Rights and the settlement of Phantom Stock Awards. Any shares of Common Stock covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Share Pool Limit and shall remain available for Awards under the Plan. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Common Stock, (b) Common Stock held in the treasury of the Company, or (c) previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market, in each case as the Committee may determine from time to time in its sole discretion.

6.    ELIGIBILITY. Awards other than Incentive Stock Options may be granted to Employees, Executive Officers, Directors, and Consultants. Incentive Stock Options may be granted only to Employees. The Committee in its sole discretion shall select the recipients of Awards; provided, however that (i) the Equity Grant Committee may select the recipients of Non-Qualified Stock Options and/or Restricted Stock Awards if (A) such recipients are not members of the Equity Grant Committee, Executive Officers, Non-Employee Directors or persons with respect to which the Company desires to comply with Section 162(m) of the Code, (B) the aggregate number of shares of Common Stock subject to such Options does not exceed 3,000,000 shares in any one calendar year (reduced by the number of shares of common Stock covered by Options granted by the Option Grant Committee for such calendar year) and the aggregate number of shares of Common Stock covered by such Restricted Stock Awards granted in any one calendar year does not exceed 600,000 shares of Common Stock and (C) the aggregate number of shares of Common Stock that may be awarded to any individual under such Options does not exceed 450,000 shares and the aggregate number of shares of Common Stock that may be awarded to any individual under such Restricted Stock Awards does not exceed 150,000 shares and (ii) the Option Grant Committee may select the recipients of Non-Qualified Stock Options (A) if such recipients are Employees (who are not members of the Option Grant Committee, Executive Officers or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code) or Consultants, (B) the aggregate number of shares of Common Stock subject to such Options does not exceed 3,000,000 shares in any calendar year (reduced by the number of shares of Common Stock covered by Options granted by the Equity Grant Committee for such calendar year) and (C) the aggregate number of shares of Common Stock that may be awarded to any individual under such Options does not exceed 450,000 shares. A Participant may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Employee, Executive Officer, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

7.    LIMITATION ON INDIVIDUAL AWARDS. Except for Cash Awards described in Section 13, no individual shall be granted, in any calendar year, Awards under the Plan covering or relating to an aggregate of more than 6,000,000 shares of Common Stock. No individual shall receive payment for Cash Awards during any calendar year aggregating in excess of $25,000,000. The preceding shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute Performance-Based Compensation.

8.    OPTIONS.
(a)Terms and Conditions of Options. Except with respect to grants of Non-Qualified Stock Options by the Equity Grant Committee and/or the Option Grant Committee, the Committee shall determine whether an Option shall be granted as an Incentive Stock Option or a Non-Qualified Stock Option. The Committees shall determine the provisions, terms and conditions of each Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, repurchase provisions, forfeiture provisions, methods of payment, and all other terms and conditions of the Option, subject to the following:
(i)Form of Option Grant. Each Option granted under the Plan shall be evidenced by a written Option Agreement in such form (which need not be the same for each Optionee) as the Committees from time to time approve, but which is not inconsistent with the Plan, including any provisions that may be necessary, as determined by the Committee, to assure that any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.
(ii)Date of Grant. The date of grant of an Option shall be the date on which the Committees make the determination to grant such Option unless a later date is specified by the Committees at the time of such determination. The Option Agreement evidencing the Option shall be delivered to the Optionee, with a copy of the Plan and other relevant Option documents, within a reasonable time after the date of grant.
(iii)Exercise Price. The exercise price of an Option shall be not less than the Fair Market Value of the shares of Common Stock on the date of grant of the Option. In addition, the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The exercise price for each Option granted under this Section 8 shall be subject to adjustment pursuant to Section 15(a).
(iv)Exercise Period. Options shall be exercisable within the time or times or upon the event or events determined by the Committees and set forth in the Option Agreement; provided, however, that no Option shall be exercisable later than the expiration of ten (10) years from the date of grant of the Option, and provided further, that no Incentive Stock Option granted to a Ten Percent Stockholder shall be exercisable after the expiration of five (5) years from the date of grant of the Option.
(v)Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Optionee are exercisable for the first time by such Optionee during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options. If the Code is amended after the Effective Date to provide for a different limit than the one described in this Section 8(a)(v), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.
(vi)    Acceleration of Vesting. Any Option granted hereunder which is not otherwise vested shall vest (unless specifically provided to the contrary by the Committee in the document or instrument evidencing an Option granted hereunder) upon (A) the involuntary termination of an Employee or Consultant or removal of a Non-Employee Director without Cause; (B) a Change of Control, but only as provided for in Section 15(c); or (C) death or Disability of the Participant.
(b)Transferability of Options. Options granted under the Plan, and any interest therein, shall not be transferable or assignable by the Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee; provided, however, that the Optionee may designate persons who or which may exercise his Options following his death. Notwithstanding the preceding sentence, Non-Qualified Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may provide for in the Optionee's Option Agreement and approve prior to any such transfer. No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Option would not be eligible to be registered on Form S-8 promulgated under the Securities Act.
(c)Manner of Exercise. Options may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice or by an exercise election made by a Participant through an electronic procedure authorized by the Company (which method or procedure need not be the same for each Optionee), stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased and satisfaction of the tax withholding provisions described in Section 17.
(d)Payment of Exercise Price. Payment of the aggregate exercise price for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Optionee, in any of the following methods: (i) if a public market for the Common Stock exists, upon the Optionee's written request, the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of the Optionee, provided that the Optionee has irrevocably instructed such broker to remit from the proceeds of such sale directly to the Company on the Optionee's behalf the full amount of the exercise price plus any taxes the Company is required to withhold (ii) by surrender to the Company for cancellation of shares of Common Stock owned by the Optionee having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the cancellation of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; provided, that such surrendered shares are not subject to any pledge or other security interest and have or meet such other requirements, if any, as the Committees may determine necessary in order to avoid an accounting earnings charge in respect of the Option being exercised; (iii) by a “net exercise” method whereby the Company withholds from the delivery of shares of Common Stock subject to the Option (or the portion thereof that is being exercised) that number of whole shares having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the issuance of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; or (iv) by any combination of the foregoing, including a cash payment. No shares of Common Stock may be issued until full payment of the purchase price thereof has been made.
(e)Exercise of Option Following Termination of Continuous Service.
(i)Subject to the other provisions of this Section 8(e), (A) an Optionee may exercise an Incentive Stock Option for a period of three (3) months following the date the Optionee's Continuous Service terminates and (B) an Optionee may exercise a Non-Qualified Stock Option for a period of six (6) months following the date the Optionee's Continuous Service terminates, but in each case, only to the extent the Optionee was otherwise entitled to exercise the Option on the date the Optionee's Continuous Service terminates).
(ii)If the Optionee's Continuous Service is terminated by the Company or an Affiliate for Cause, the Optionee's right to exercise the Option shall immediately terminate.
(iii)If the Optionee's Continuous Service terminates as a result of the Optionee's Disability, the Optionee may exercise the Option for a period of one (1) year following the date the Optionee's Continuous Service terminates.
(iv)In the event of the termination of the Optionee's Continuous Service as a result of the Optionee's death, the Optionee's estate, or a person who acquired the right to exercise the Option by bequest or inheritance, may exercise the Option for a period of one (1) year following the Optionee's date of death.
(v)An Option shall terminate to the extent not exercised on the last day of the specified post-termination exercise periods set forth above or the last day of the original term of the Option, whichever occurs first.
(vi)The Committees shall have discretion to determine whether the Continuous Service of an Optionee has terminated, the effective date on which such Continuous Service terminates and whether the Optionee's Continuous Service terminated as a result of the Disability of the Optionee. The determination of whether a Participant's Continuous Service was terminated for Cause shall be determined as provided for in Section 3(g).
(f)Limitations on Exercise.
(i)The Committees may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Option that may be purchased on any exercise of an Option; provided, that such minimum number will not prevent Optionee from exercising the full number of shares of Common Stock as to which the Option is then exercisable.
(ii)The obligation of the Company to issue any shares of Common Stock pursuant to the exercise of any Option shall be subject to the condition that such exercise and the issuance and delivery of such shares pursuant thereto comply with the Securities Act, all applicable state securities laws and the requirements of any stock exchange or market-quotation system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise. The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or market-quotation system, and the Company shall have no liability for any inability or failure to do so.
(iii)As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any securities or other applicable laws.
(g)Modification, Extension And Renewal of Options . The Committee shall have the power to modify, cancel, extend (subject to the provisions of Section 8(a)(iv) hereof) or renew outstanding Options and to authorize the grant of new Options and/or Restricted Stock Awards in substitution therefor; provided, however, that (i) except as permitted by Section 15(a) of the Plan, any such action may not reprice any outstanding Option to reduce the exercise price thereof, directly or indirectly, without the approval of the stockholders of the Company and, (ii) without the written consent of any affected Optionee, (A) impair any rights under any Option previously granted to such Optionee, (B) cause the Option or the Plan to become subject to Section 409A of the Code, or (C) cause any Option to lose its status as Performance-Based Compensation. Notwithstanding anything to the contrary contained in this Section 8(g), no Option may be replaced with another Award that would have a higher intrinsic value than the value of the Option at the time of its replacement. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.
(h)Privileges of Stock Ownership. No Optionee will have any of the rights of a stockholder with respect to any shares of Common Stock subject to an Option until such Option is properly exercised and the purchased shares are issued and delivered to the Optionee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided in the Plan.
(i)Acquisitions and Other Transactions. The Committee may, from time to time, assume outstanding options granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Option under the Plan in replacement of or in substitution for the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under the Plan if the terms of such assumed option could be applied to an Option granted under the Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other entity had applied the rules of the Plan to such grant. The Committee also may grant Options under the Plan in settlement of or substitution for outstanding options or obligations to grant future options in connection with the Company or an Affiliate acquiring another entity, an interest in another entity or an additional interest in an Affiliate, whether by merger, stock purchase, asset purchase or other form of transaction. Shares of Common Stock subject to an assumed or substituted option resulting from a merger transaction involving the Company or an Affiliate will not reduce the Share Pool Limit described in Section 5. Notwithstanding the foregoing provisions of this Section 8, in the case of an Option issued or assumed pursuant to this Section 8(i), the exercise price for the Option shall be determined in accordance with the principles of Sections 424(a) and 409A of the Code.

9.    BONUS STOCK AWARDS.
(a)Bonus Stock Awards. The Committee may, from time to time and subject to the provisions of the Plan, grant a Bonus Stock Award to Employees, Consultants or Non-Employee Directors. A Bonus Stock Award is a grant of shares of Common Stock for such consideration, if any, as established by the Committee and that are not subject to forfeiture provisions.
(b)Rights as Shareholder. Shares of Common Stock awarded pursuant to a Bonus Stock Award shall be represented by a stock certificate registered in the name of and delivered to, or held in a book entry account by the Company's transfer agent established on behalf of, the Participant to whom such Bonus Stock Award is granted.
(c)Payment for Bonus Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received by a Participant pursuant to a Bonus Stock Award. In the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Bonus Stock Award, except to the extent otherwise required by law.

10.    STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights to Employees, Consultants or Non-Employee Directors. The terms and conditions of Stock Appreciation Rights, including the vesting and exercise provisions, shall be set forth in a Stock Appreciation Rights Agreement (which need not be the same for each Participant) in such form as the Committee approves, but which is not inconsistent with the Plan. A Stock Appreciation Right may be granted (i) if unrelated to an Option, at any time or (ii) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. The exercise price of any Stock Appreciation Right shall be not less than the Fair Market Value of the Common Stock on the grant date of the Award.
(a)Payment of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase, if any, in Fair Market Value of the Common Stock between the grant and exercise dates. The Committee may specifically designate in a Stock Appreciation Rights Agreement that the Award will be settled (i) only in cash, (ii) only in shares of Common Stock or (iii) in such combination of such forms and, if not so provided in the Stock Appreciation Rights Agreement, the Award will be settled in shares of Common Stock unless the Committee determines, at the time of exercise of the Award, that the Award will be settled in cash or a combination of shares of Common Stock and cash.
(b)Tandem Rights. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case (i) the Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised and (iii) the Stock Appreciation Rights will not be transferable (other than by will or the laws of descent and distribution) except to the extent the Related Option is transferable. Upon the exercise of an Option granted in connection with Stock Appreciation Rights, the Stock Appreciation Rights shall be cancelled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.
(c)Stock Appreciation Rights Unrelated to an Option. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term greater than ten (10) years. Each such Stock Appreciation Right that is unrelated to an Option may be exercised by the Participant for a period of six (6) months following the date the Participant's Continuous Service terminates, but only to the extent the Participant was otherwise entitled to exercise the Stock Appreciation Right on the date the Participant's Continuous Service terminates (and in no event later than the expiration date of the Award); provided, however, that if the Participant's Continuous Service terminates for Cause, the Optionee's right to exercise the Stock Appreciation Right shall immediately terminate.
(d)Date of Grant. The date of grant of an Award of Stock Appreciation Rights shall be the date on which the Committee makes the determination to grant such Award unless a later date is specified by the Committee at the time of such determination.

11.    PHANTOM STOCK AWARDS. The Committee may, from time to time and subject to the terms of the Plan, grant Phantom Stock Awards to Employees, Consultants and Non-Employee Directors. Each Phantom Stock Award Agreement shall be in such form and contain such terms and conditions (which need not be the same for each Participant who receives a Phantom Stock Award) as the Committee shall deem appropriate, but such terms shall take into account the provisions of Section 409A of the Code applicable to the Award. The Award date of a Phantom Stock Award shall be the date on which the Committee makes the determination to grant the Award unless a later date is specified by the Committee at the time of such determination.
(a)Payment of Phantom Stock Awards. A Phantom Stock Award is a right to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of a specified number of shares of Common Stock issued or paid at the end of a Restricted Period or the last day of a specified deferral period.
(i)Award and Restrictions. Satisfaction of a Phantom Stock Award shall occur upon expiration of the deferral period or a Restricted Period specified for such Phantom Stock Award by the Committee (which may include a risk of forfeiture), if any, as the Committee may impose. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.
(ii)Award Period; Forfeiture. The Committee shall establish, at the time of grant of each Phantom Stock Award, a period over which (or the conditions with respect to which) the Award shall vest with respect to the Participant and the time at which the Award will be settled and paid. Except as otherwise determined by the Committee or as may be set forth in any Phantom Stock Award Agreement, employment or other agreement pertaining to a Phantom Stock Award, upon termination of the Participant's Continuous Service during the applicable deferral period or Restricted Period (including any applicable Performance Period) or portion thereof to which forfeiture conditions apply, all Phantom Stock Awards that are at that time subject to deferral of a Restricted Period shall be forfeited; provided that the Committee, subject to the provisions and limitations contained in Section 13(c) relating to Performance Awards, may provide at the time of grant of a Phantom Stock Award that restrictions or forfeiture conditions relating to Phantom Stock Awards shall be waived in whole or in part in the event of terminations of Continuous Service resulting from specified causes.
(iii)Performance Goals. To the extent the Committee determines that any Phantom Stock Award granted pursuant to this Section 11 is intended to constitute Performance-Based Compensation, the grant and settlement of the Award shall be subject to the achievement of Performance Goals determined and applied in a manner consistent with the provisions of Section 13 and the other relevant provisions of Section 13.

12.    RESTRICTED STOCK AWARDS. The Committee and the Equity Grant Committee may, from time to time and subject to the terms of the Plan, grant Restricted Stock Awards to Employees, Consultants and Non-Employee Directors. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee, or if applicable, the Equity Grant Committee, shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 12. Solely for purposes of this Section 12, the term “Committees” means the Committee and the Equity Grant Committee, each acting within the scope of its authority under the Plan with respect to Restricted Stock Awards. The Award date of a Restricted Stock Award shall be the date on which the Committees make the determination to grant the Award unless a later date is specified by the Committees at the time of such determination.
(a)Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and to an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions and the Restricted Period shall be determined by the Committees in their sole discretion, and the Committees may provide that the Forfeiture Restrictions and the Restricted Period shall lapse on the passage of time, the attainment of one or more Performance Goals, established by the Committees or the occurrence of such other event or events determined to be appropriate by the Committees. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement and vesting of such Restricted Stock Award shall occur upon the lapse of the Forfeiture Restrictions applicable to such Restricted Stock Award.
(b)Rights as Stockholder. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant of such Restricted Stock Award or by a book entry account with the Company's transfer agent. The Participant shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Participant shall not be entitled to delivery of the stock certificates evidencing the shares of Common Stock or release of transfer restrictions on shares of Common Stock held in a book entry account with the Company's transfer agent until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the stock certificates evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company's transfer agent) until the Forfeiture Restrictions expire and (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions expire.
(c)Release of Common Stock. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Participant (or the transfer restrictions on shares of Common Stock held in a book entry account for the Participant will be released) promptly after, and only after, the Forfeiture Restrictions expire and Participant has satisfied all applicable federal, state and local income and employment tax withholding requirements. The Participant, by his acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.
(d)Payment for Restricted Stock. The Committees shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided, that in the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
(e)Forfeiture of Restricted Stock. Unless otherwise provided in a Restricted Stock Agreement, on termination of the Participant's Continuous Service during the Restricted Period, the shares of Common Stock which are still subject to the Restricted Stock Award shall be forfeited by the Participant. Upon any forfeiture, all rights of the Participant with respect to the forfeited shares of the Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company. Notwithstanding the foregoing (but subject to the provisions and limitations contained in Sections 13(c) and 13(d) relating to Performance Awards), unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon (i) the involuntary termination by the Company or an Affiliate of an Employee or Consultant or the removal of a Non-Employee Director without Cause; (ii) a Change of Control, but only as provided for in 15(c); or (iii) death or Disability of the Participant.
(f)Waiver of Forfeiture Restrictions; Committee's Discretion. With respect to a Restricted Stock Award that has been granted to a Covered Employee where such Award has been designed to meet the exception for Performance-Based Compensation, the Committee may not waive the Forfeiture Restrictions applicable to such Restricted Stock Award.

13.    CASH AWARDS AND PERFORMANCE AWARDS.
(a)Cash Awards. In addition to granting Options, Stock Appreciation Rights, Bonus Stock, Phantom Stock Awards, Restricted Stock Awards, and Other Stock or Performance-Based Awards, the Committee shall, subject to the limitations of the Plan, have authority to grant Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Goals over a Performance Period established by the Committee. The determinations made by the Committee pursuant to this Section 13(a) shall be specified in the applicable Award agreement or other document or documents established by the Committee pursuant to which the Cash Award is granted.
(b)Designation as a Performance Award. The Committee shall have the right to designate any Award of Options, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, and Other Stock or Performance-Based Awards as a Performance Award. All Cash Awards shall be designated as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions except as limited under Section 13(c) in the case of a Performance Award granted to a Covered Employee. The grant and/or settlement of a Performance Award shall be subject to the terms and conditions set forth in this Section 13. The Committee may also grant performance-based Awards pursuant to Section 14 that are not intended to satisfy the provisions of this Section 13 to an eligible individual who is not at the time a Covered Employee and is not expected to be a Covered Employee at the time the compensation under the Award is to be paid.
(c)Performance Goals. The grant or vesting of a Performance Award shall be subject to the achievement of Performance Goals over a Performance Period established by the Committee based upon one or more of the business criteria described in Section 13(c)(ii) that apply to the Participant, one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, one or more regions or product lines of the Company's business, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies.
(i)General. The Performance Goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, Performance Goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of Performance Goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to the grant and/or settlement of such Performance Awards.

Performance Goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.
(ii)Business Criteria. One or more of the following business criteria shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) revenue (including increased revenues); (C) profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); (D) cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); (E) return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); (F) economic value added; (G) gross margin; (H) net income measures (including income after capital costs and income before or after taxes); (I) earnings; (J) pretax earnings; (K)  earnings before interest, taxes, depreciation and amortization (“EBITDA”); (L) earnings before taxes and depreciation (“EBTD”); (M) earnings before interest and taxes (“EBIT”); (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (P) stock price measures (including growth measures and total stockholder return); (Q) debt reduction; (R) price per share of Common Stock; (S) market share; (T) earnings per share or adjusted earnings per share (actual or growth in); (U) economic value added (or an equivalent metric); (V) market value added; (W) debt to equity ratio; (X) expense measures (including overhead cost and general and administrative expense); (Y) changes in working capital; (Z) margins; (AA) stockholder value; (BB) proceeds from dispositions; (CC) total market value; (DD) customer satisfaction or growth and (EE) contracted LNG quantity. Any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.
(iii)Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period of not less than one year and not more than five years, as specified by the Committee. Performance Goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for Performance-Based Compensation. Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Goals for such particular Performance Award relative to the particular period of service to which the Performance Goals relates shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.
(iv)Settlement of Performance Awards; Compensation Contingent Upon Attainment of Performance Goal. After the end of each Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a Performance Period. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award designed to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Performance Awards. To the extent a Performance Award is intended to constitute Performance-Based Compensation, compensation payable under the Award must be contingent on attaining the applicable Performance Goals; provided; however, that such an Award may provide that the compensation will be paid on death, Disability or a Change of Control, although compensation actually paid on account of those events prior to the attainment of the applicable Performance Goals will not satisfy the Performance-Based Compensation requirements.
(v)Written Determinations. The Committee shall have the authority to determine whether the Performance Goals and other terms and conditions of the Award satisfied all determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award, and the achievement of Performance Goals relating to Performance Awards shall be made in writing in the case of any Award granted to a Participant. The Committee may not delegate any responsibility relating to such Performance Awards.
(d)Status of Performance Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code shall, if so designated by the Committee, constitute Performance-Based Compensation. Accordingly, the terms of this Section 13 shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or, to the extent permitted under the Code, deemed amended to the extent necessary to conform to such requirements.
(e)Waiver of Performance Goals. The Committee shall have no discretion to modify or waive the Performance Goals or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified Performance-Based Compensation and the relevant Award Agreement provides for such discretion.

14.    OTHER STOCK OR PERFORMANCE-BASED AWARDS.
The Committee is hereby authorized to grant to Employees, Consultants and Non-Employee Directors, Other Stock or Performance-Based Awards, which shall consist of a right that (i) is not an Award described in any other Section of the Plan and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock or Performance-Based Award. The term of an Award granted under this Section shall in no event exceed a period of ten (10) years (or if the Award is intended to satisfy the provisions of Section 13, such shorter period provided for in Section 13). If the Committee intends that the compensation payable under any such Award be treated as Performance-Based Compensation, the Award will be subject to the provisions of Section 13.

15.    ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.
(a)Capital Adjustments. The number of shares of Common Stock (i) covered by each outstand-ing Award granted under the Plan, the exercise or purchase price of such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance under Sections 5 and 7 shall be proportionately adjusted or an equitable substitution shall be made with respect to such shares to reflect, as determined by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws or other applicable laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and either (i) the value of any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded down to the nearest whole number, as determined by the Committee. Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Notwithstanding the foregoing provisions of this Section 15, no adjustment may be made by the Committee with respect to an outstanding Award that would cause such Award and/or the Plan to become subject to Section 409A of the Code or that would cause an Award that is intended to be Performance-Based Compensation to fail to satisfy the requirements of Section 162(m) of the Code for such form of compensation.
(b)Dissolution or Liquidation. The Committee shall notify the Participant at least twenty (20) days prior to any proposed dissolution or liquidation of the Company. Unless provided otherwise in an individual Award, to the extent that an Award has not been previously exercised or settled, or the Restricted Period has not lapsed, any such Award other than a Restricted Stock Award shall expire and any such Award that is a Restricted Stock Award shall be forfeited and the shares of Common Stock subject to such Restricted Stock Award shall be returned to the Company, in each case, immediately prior to consummation of such dissolution or liquidation, and such Award shall terminate immediately prior to consummation of such dissolution or liquidation. A “dissolution or liquidation of the Company” shall not be deemed to include, or to be occasioned by, any merger or consolidation of the Company with any other corporation or other entity or any sale of all or substantially all of the assets of the Company (unless that sale is effected as part of a plan of liquidation of the Company in which the Company's business and affairs are wound up and the corporate existence of the Company is terminated).
(c)Change of Control. Unless specifically provided otherwise with respect to Change of Control events in an individual Option Agreement, Stock Appreciation Rights Stock Agreement or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change of Control occurs, each Option and Stock Appreciation Right which is at the time outstanding under the Plan shall (i) automatically become fully vested and exercisable, immediately prior to the specified effective date of such Change of Control, for all of the shares of Common Stock at the time represented by such Option or Stock Appreciation Right and (ii) expire twenty (20) days after the Committee gives written notice to the Participant specifying the terms and conditions of the acceleration of the Participant's Options or Stock Appreciation Rights, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire. To the extent that an Optionee exercises his Option before or on the effective date of the Change of Control, the Company shall issue all Common Stock purchased by exercise of that Option (subject to Optionee's satisfaction of the requirements of Section 17), and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. If a Participant does not exercise his Option within the twenty (20) day period described above, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire, the Option or Stock Appreciation Right shall immediately be forfeited and the Participant shall have no further rights to exercise the Option or Stock appreciation Right. Notwithstanding the foregoing provisions, in the event of any Change of Control, all of the Company's obligations regarding Options and Stock Appreciation Rights that were granted hereunder and that are outstanding and vested on the date of such event (taking into consideration any acceleration of vesting in connection with such transaction) may, on such terms as may be approved by the Committee prior to such event, be (i) assumed by the surviving or continuing corporation (or substituted options of equal value may be issued by such corporation) or (ii) canceled in exchange for cash, securities of the acquiror or other property in an amount equal to the amount that would have been payable to a Participant pursuant to the Change of Control event if the Participant's vested Options and Stock Appreciation Rights had been fully exercised immediately prior to the Change of Control event; provided, however, that if the amount that would have been payable to a Participant pursuant to such transaction if such Participant's vested Options and Stock Appreciation Rights had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, the Committee may, in its discretion, cancel any or all such Options for no consideration or payment of any kind.
Unless specifically provided otherwise with respect to Change of Control events in an individual Award or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change of Control occurs, the Restricted Period applicable to outstanding Restricted Stock Awards and all other outstanding Awards subject to forfeiture provisions (other than Awards consisting of Options or Stock Appreciation Rights) shall lapse and such Awards shall become fully vested and settled (subject, in each case, to satisfaction by the affected Participant of the requirements of Section 17); provided, however, if the Award is treated as “nonqualified deferred compensation” under Section 409A of the Code and the Award provides for a payment as a result of a Change of Control, (i) the definition of Change of Control for purposes of applying this Section 15(c) and for purposes of determining whether a payment event has occurred shall, in lieu of the definition contained in Section 3(i), be the definition assigned to a “change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation” contained in Treasury Regulation Section 1.409A-3(i)(5), using the default percentages contained in such Treasury Regulation and (ii) the Company must be the relevant corporation described in Treasury Regulation Section 1.409A-3(i)(5)(ii).

16.    GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.
(a)General. In addition to the other terms and conditions of the Plan pursuant to which Awards may be granted, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and, to the extent permissible under Sections 162(m) and 409A of the Code, terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that the Committee shall not have any discretion to accelerate or waive any term or condition of an Award (i) that is intended to qualify as Performance-Based Compensation if such discretion would cause the Award not to so qualify or (ii) that would cause the Participant to incur additional taxes under Section 409A of the Code. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.
(b)Form of Award. Each Award granted under the Plan shall be evidenced by a written Award in such form (which need not be the same for each Participant) as the Committee from time to time approves, but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that Awards satisfy the requirements of Section 409A of the Code to avoid the imposition of excise taxes thereunder and any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.
(c)Awards Criteria. In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Participant as it deems appropriate.

(d)Form and Timing of Payment under Awards. Subject to the terms of the Plan and any applicable Award, payments to be made upon the exercise or settlement of an Award shall be made as soon as administratively practicable following the date on which the amount is payable. The settlement of any Award may, subject to any specific provisions or limitations set forth in the Award, be paid in the form of cash, Common Stock or a combination thereof, as determined by the Committee in connection with such settlement; provided, however, that no Award other than a Cash Award may be paid in cash in lieu of shares of Common Stock if the Committee determines that such action would cause the Participant to be subject to an additional tax under Section 409A of the Code.
(e)Termination of Continuous Service for Cause. In the event a Participant's Continuous Service is terminated for Cause, all outstanding Awards that have then not been settled (whether vested or unvested) shall be forfeited immediately and any shares of Restricted Stock for which the Restricted Period had not lapsed as of the Participant's termination of Continuous Service shall be transferred immediately out of the Participant's name.
(f)Transferability of Awards. Except as provided in Section 8(b) with respect to Non-Qualified Stock Options, Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Participant only by the Participant; provided, that the Participant may designate persons who or which may exercise or receive his Awards following his death.
(g)Privileges of Stock Ownership. Except as provided in the Plan with respect to Bonus Stock Awards and as provided in Section 12(b) with respect to Restricted Stock Awards, no Participant will have any of the rights of a shareholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised or settled and the purchased or awarded shares are issued and delivered to the Participant, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided otherwise in the Plan.
(h)Performance-Based Compensation. The Committee may designate any Award as Performance-Based Compensation. Any Awards designated as Performance-Based Compensation shall be conditioned on the achievement of any one or more Performance Goals and shall be subject to the terms and conditions of Section 13. Notwithstanding any other provision of the Plan, the Committee may grant an Award that is not contingent on performance goals or an Award under Section 14 that is contingent on performance goals other than the Performance Goals and the business criteria set forth in Section 13(c), and is not subject to the other provisions of Section 13 so long as the Committee has determined that such Award is not intended to satisfy the requirements for Performance-Based Compensation under Section 162(m) of the Code.
(i)Section 409A.
(i)Separation from Service. Notwithstanding any provision contained in the Plan to the contrary, no amount shall be paid pursuant to the Plan that is treated being paid from a “nonqualified deferred compensation plan” as described in Section 409A(a)(1) of the Code relating to a Participant's termination of Continuous Service with the Company or an Affiliate unless such termination of Continuous Service constitutes a “separation from service” as such term is defined under Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).
(ii)Deferred Payments for Certain Key Employees. Notwithstanding any other provision contained in the Plan or a related Award document to the contrary, if the Company determines that (i) at the time of the Participant's Separation from Service the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any payments to be provided to the

Participant under the Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if paid at the time such payments are otherwise required under the Plan or a related Award document, then such payments shall be delayed until the earlier of (A) the date that is six months after the date of the Participant's Separation from Service or (B) the Participant's death. If the amounts delayed are payable in installments, the delayed payments will be paid on the first day of the seventh month following the date of the Participant's separation from service (or earlier death). The provisions of this Section 16(i)(ii) shall only apply to the minimum extent required to avoid the Participant's incurrence of any 409A Taxes.
(iii)Section 409A Compliance; Separate Payments. The Plan is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Plan or a related Award document become subject to (A) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that a Participant may be eligible to receive under the Plan or a related Award document shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

17.    WITHHOLDING FOR TAXES.
Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any income and employment tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. In addition, on the occurrence of an event with respect to an Award that requires the Company to withhold taxes, the Participant shall make arrangements satisfactory to the Company whereby such taxes may be paid. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.
Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an Executive Officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) from such Award payment or exercise.

18.    MISCELLANEOUS.
(a)No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.
(b)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.
(c)Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such shares or such other consideration might violate any applicable law.
(d)Administration. The Plan shall be administered by the Committees. The Committees shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committees may rescind and amend its rules and regulations from time to time. The interpretation by the Committees of any of the provisions of the Plan or any Award granted under the Plan shall be final, binding and conclusive upon the Company and all persons having an interest in any Award or any shares of Common Stock acquired pursuant to an Award. Notwithstanding the authority hereby delegated to the Committees to grant Awards to Employees, Directors and Consultants under the Plan, the Board shall have full authority, subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code for Awards intended to constitute Performance-Based Compensation, to grant Awards to Employees, Directors and Consultants under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provision of Awards granted to Employees, Consultants and Directors under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan. No member of the Committees or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
(e)Effect of Plan. Neither the adoption of the Plan nor any action of the Board or the Committees shall be deemed to give any Employee, Executive Officer, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award, or any amendment thereto, duly authorized by the Committees and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Award, or in other related documents shall confer upon any Employee, Executive Officer, Director or Consultant any right with respect to such person's Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person's Continuous Service at any time, with or without cause.
(f)No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
(g)Amendment or Termination of Plan. The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of Award, exercise agreement or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an amendment to the terms of an Award) signed by the Participant and the Company. Notwithstanding the preceding sentence, the Board unilaterally may amend the Plan to the extent necessary or appropriate to prevent the Plan or an Award from being subject to the provisions of Section 409A of the Code; provided that any such amendment is permitted by Section 409A of the Code, Treasury regulations issued thereunder or other guidance issued by the Internal Revenue Service.
(h)Term of Plan. Unless sooner terminated by action of the Board, the Plan shall terminate on the earlier of (i) the tenth (10th) anniversary of the Effective Date or (ii) the date on which no shares of Common Stock subject to the Plan remain available to be granted as Awards under the Plan according to its provisions.
(i)Severability and Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
(j)Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.